Exhibit 10.1
EMPLOYMENT AGREEMENT
Michael W. Rayden
     THIS AGREEMENT is effective as of December 3, 2008 by and between Tween Brands, Inc., a Delaware corporation (the “Company”), and Michael W. Rayden (the “Executive”) (hereinafter collectively referred to as “the parties”).
     WHEREAS, the Executive is currently employed as the Company’s Chief Executive Officer pursuant to that certain Agreement of Employment by and between Executive and Company dated September 15, 2003 (the “Prior Agreement”), and is Chairman of the Board of Directors of the Company (the “Board”); and
     WHEREAS, the Company and the Executive mutually desire that Executive continue as the Company’s Chief Executive Officer and as a Director and Chairman of the Board of the Company; and
     WHEREAS, the Company and Executive wish to enter into this new Agreement to amend and restate the Prior Agreement in its entirety and to set forth their mutual understanding as to the terms and conditions of Executive’s continued employment by the Company.
     NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:
     1. TERM. The initial term of employment under this Agreement shall be for the period commencing on the effective date of this Agreement (the “Commencement Date”) and ending on the fifth anniversary of the Commencement Date (the “Initial Term”); provided, however, that upon the expiration of the fourth anniversary of the Commencement Date and on the anniversary date of each year thereafter (the “Renewal Date”), the term of this Agreement shall be automatically extended for a period of one year, unless either the Company or the Executive shall have given written notice to the other at least 90 days prior to the Renewal Date that the term of this Agreement shall not be so extended. Notwithstanding the above, if a Change in Control (as defined below) of the Company occurs during the term of this Agreement, the term of this Agreement will be extended for two (2) years from the date of the Change in Control.
     2. EMPLOYMENT.
          (a) Position. The Executive shall be employed as the Chief Executive Officer or such other position of greater status and responsibilities as may be determined by the Board. If and as elected by the stockholders to the Board of Directors of the Company and if and as elected by the Board to the position of Chairman of the Board of Directors, the Executive agrees to so serve. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity.

          (b) Obligations. The Executive agrees (1) to devote his best efforts and full business time and attention to the business and affairs of the Company; (2) to exercise the highest degree of loyalty and care with respect to the affairs of the Company; and (3) not to commit any willful or intentional act with an objective to harm the Company’s business or reputation. The foregoing, however, shall not preclude the Executive from serving on corporate, civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder.
     3. BASE SALARY. The Company agrees to pay or cause to be paid to the Executive a minimum annual Base Salary of $1,050,000 (hereinafter referred to as the “Base Salary”). This Base Salary will be subject to annual review and may be increased from time to time by the Board considering factors such as the Executive’s responsibilities, compensation of executives in other companies, performance of the Executive and other pertinent factors. Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to similarly situated executives of the Company.
     4. EQUITY COMPENSATION. The Company shall grant to the Executive rights to receive shares of the Company’s common stock and options to acquire shares of the Company’s common stock as the Board or Compensation Committee of the Board determines.
     5. EMPLOYEE BENEFITS. The Executive shall be entitled to participate in tax-qualified and nonqualified deferred compensation and retirement plans, group term life insurance plans, short-term and long-term disability plans, employee benefit plans, practices, and programs maintained by the Company and made available to similarly situated executives generally, and as may be in effect from time to time. Also, the Executive shall continue to participate in the deferred compensation arrangement specified in Exhibit A to the Agreement of Employment by and between Executive and Company dated August 23, 1999.
     6. BONUS AND LONG-TERM INCENTIVES. The Executive shall be entitled to participate in such Company bonus and long-term incentive compensation programs which include similarly situated executives of the Company as may exist from time to time (the “Incentive Plans”). The Executive’s participation in such Incentive Plans, practices and programs shall be on the same general basis and terms as are applicable to similarly situated executives of the Company, although bonuses, target levels and criteria may differ among such executives as determined by the Board or Compensation Committee of the Board.
     7. OTHER BENEFITS.
          (a) Life Insurance.
               (1) During the term of the Agreement, the Company shall maintain term life insurance coverage on the life of the Executive in the amount of $5,000,000, the proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive; and

               (2) During the term of this Agreement, the Company shall be entitled to maintain a “key person” term life insurance policy on the life of the Executive, the proceeds of which shall be payable to the Company or its designees. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.
          (b) Office and Facilities. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of the Executive’s duties hereunder.
          (c) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to the Executive in this Section 7 shall be deemed to be in lieu of Base Salary, bonus or other compensation.
     8. EXPENSES. Subject to applicable Company policies, the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by the Executive in connection with the performance of the Executive’s duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company including, without limitation, travel, automobile, and meal and entertainment expenses.
     9. VACATION. The Executive shall be entitled to four weeks of annual vacation or, if greater, in accordance with the policies as periodically established by the Board for similarly situated executives of the Company.
     10. DEFINITIONS, TERMS AND CONDITIONS. The Executive’s employment hereunder is subject to the following terms:
          (a) Cause. “Cause” means that the Executive:
               (1) was grossly negligent in the performance of the Executive’s duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) causing material harm to the Company; or
               (2) has pled “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or
               (3) engaged in intentional misconduct or fraud which caused, or could reasonably be expected to cause, material harm to the Company’s business or its reputation; or
               (4) committed a material breach of this Agreement (including a violation of the noncompete and nondisclosure provisions) which is materially and demonstrably injurious to the Company.
     For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “intentional” unless done, or omitted to be done, by the Executive not in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire authorized membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice and an opportunity for the Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (1), (2), (3) or (4) of the first sentence of this paragraph and specifying the particulars thereof in detail.
          (b) Change in Control. “Change in Control” means a Change in Control as defined in the Executive’s Executive Agreement.
          (c) Disability. “Disability” means “Total Disability” as defined in the Tween Brands Long-term Disability Plan (effective August 1, 2007) (the “Disability Plan”), or any amended or successor plan.
          (d) Disability Date. “Disability Date” means the date the Executive’s Disability began.
          (e) Executive Agreement. “Executive Agreement” means the Executive Agreement between the Company and the Executive as of even date with this Employment Agreement, as well as any such amended, successor, or substituted agreement.
          (f) Good Reason. “Good Reason” means:
               (1) a significant reduction in the Executive’s positions, duties, authority, responsibilities and reporting requirements as set forth in Section 2 hereof, including the Executive’s position as Chief Executive Officer and, if then so serving, as a Director of the Company and as Chairman of the Board of Directors of the Company;
               (2) a reduction in or a material delay in payment of the Executive’s Base Salary required to be provided in accordance with the provisions of this Agreement;
               (3) the Company, the Board or any person controlling the Company relocates the Executive to a location in excess of fifty (50) miles from the location where the Executive is currently based;
               (4) the failure of the Company to abide by this Agreement or to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 15 of this Agreement where such failures would constitute a material breach of this Agreement; or
               (5) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after a merger, consolidation, sale or similar transaction.

     Notwithstanding the above, Good Reason shall not include (A) acts not taken in bad faith in which (i) the Executive has provided written notice to the Company identifying in reasonable detail the act or acts constituting Good Reason (a “Preliminary Notice of Good Reason”) and (ii) are cured by the Company in all respects not later than 30 days from the date of receipt by the Company of the Preliminary Notice of Good Reason or (B) acts taken by the Company by reason of the Executive’s physical or mental infirmity which impairs the Executive’s ability to substantially perform the duties under this Agreement. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.
          (g) Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. Except for a termination of employment for Cause or Disability, any termination by the Company or by the Executive with Good Reason shall be communicated by a Notice of Termination to the other party 30 days prior to the Termination Date. Any voluntary termination by the Executive without Good Reason shall be communicated by a Notice of Termination 90 days prior to the Termination Date. However, the Company may elect to pay the Executive 30 or 90 days of Base Salary in lieu of 30 or 90 days written notice. If the Company notifies the Executive that it will pay the Executive in lieu of 30 or 90 days written notice, the Company may deny the Executive further access to the Company’s offices subject to the Executive’s right to recover any personal effects at an agreed upon time. For purposes of this Agreement, no such purported termination of employment shall be effective without a Notice of Termination.
          (h) Pro-Rated Bonus Amount. “Pro-Rated Bonus Amount” means any accrued but unpaid bonus for a completed bonus period, plus a pro-rated portion of the Executive’s semi-annual bonus calculated as of the Termination Date. The portion of the semi-annual bonus payable shall be the amount of semi-annual bonus payable to the Executive with respect to the bonus period in which the Termination Date occurs, based on the actual financial performance of the Company for such bonus period, pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days during the bonus period which occur prior to the Termination Date, and the denominator of which is 182 1/2.
          (i) Retirement. “Retirement” means the voluntary resigning of employment by the Executive for the purpose of retiring which resignation occurs after the last day in the month in which the Executive turns age 65.
          (j) Termination Date. “Termination Date” means in the case of the Executive’s death, the date of death, or in all other cases, the date on which the Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

11.	TERMINATION OF EMPLOYMENT; COMPENSATION UPON TERMINATION.
          (a) Termination by Company with Cause, or by Executive Without Good Reason. The Company shall be entitled to immediately terminate the Executive’s employment for “Cause” after giving a Notice of Termination. Such Notice of Termination shall state in detail the particular act or acts or failure or failure to act that constitute the grounds on which the proposed termination for Cause is based. The Executive may voluntarily terminate employment without Good Reason after giving a Notice of Termination. If during the term of this Agreement (including any extensions thereof), the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates employment without Good Reason, the Company’s sole obligation hereunder shall be to pay or reimburse the Executive (or facilitate a tax qualified rollover of) the following amounts:
               (1) the Executive’s accrued Base Salary and accrued vacation not paid as of the Termination Date;
               (2) the Executive’s vested benefits as of the Termination Date pursuant to the Company’s benefit, retirement, incentive and other plans;
               (3) any and all monies advanced to or expenses incurred by the Executive pursuant to Section 8 through the Termination Date; and
               (4) the premiums provided for in Section 7(a)(1) through the end of the calendar year in which the Executive’s termination occurs. The Executive’s entitlement to any other benefits shall be determined in accordance with the Company’s employee benefit plans then in effect.
          (b) Termination by Company Without Cause, or by Executive for Good Reason. The Company may terminate the Executive without Cause after giving a Notice of Termination. The Executive may terminate employment hereunder for Good Reason by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined above), and (2) not earlier than 30 days from the delivery of such Preliminary Notice of Good Reason, a Notice of Termination. If the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company’s sole obligation hereunder shall be to pay or reimburse the Executive (or facilitate a tax qualified rollover of) the following amounts:
               (1) the Executive’s accrued Base Salary and accrued vacation not paid as of the Termination Date;
               (2) the Executive’s Pro-Rated Bonus Amount;
               (3) the Executive’s vested benefits as of the Termination Date pursuant to the Company’s benefit, retirement, incentive and other plans;

               (4) a lump sum amount equal to two times the sum of (i) the Executive’s Base Salary and (ii) the greater of the Executive’s (a) annual par target (100%) bonus opportunity in the year of termination or (b) the actual annual bonus earned by the Executive in the year prior to the year of termination;
               (5) any and all monies advanced to the Company by the Executive or expenses incurred by the Executive pursuant to Section 8 through the Termination Date;
               (6) the Company shall maintain in full force and effect for the continued benefit of the Executive, for a two-year (2-year) period after the Termination Date, all medical coverage, programs or arrangements in which the Executive was entitled to participate immediately prior to the Termination Date, provided that the Executive’s continued participation is possible under the general terms and provisions of such medical plans and programs. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive, on an after-tax basis, with benefits substantially similar to those which the Executive was otherwise entitled to receive under such plans and programs for such two-year (2-year) period. Any benefits or payments to be provided under this paragraph after completion of the time period described in Treasury Regulation Section 1.409A-1(b)(9)(v)(B) shall be subject to the following conditions: (i) the benefits or payments provided during any taxable year of the Executive may not affect the benefits or payments to be provided to the Executive in any other taxable year; (ii) reimbursement of any eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to such benefits or payments is not subject to liquidation or exchange for another benefit or payment;
               (7) the Company shall accelerate the vesting, by twenty-four (24) additional months, of all unvested stock options, restricted stock, stock appreciation rights, deferred compensation, and similar plan benefits and all such benefits shall thereafter be treated as vested benefits pursuant to the respective benefit plan; provided, however, that notwithstanding the foregoing, the acceleration of vesting under this provision shall not apply to any stock options, restricted stock, stock appreciation rights, deferred compensation, and similar plan benefits where such options, stock, rights, compensation or similar plan benefits were by the terms of grant thereof or their respective benefit plans subject to one time cliff vesting two or more years from the grant or issuance thereof;
               (8) the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such termination occurs; and
               (9) fees and expenses for outplacement services and related travel costs up to a maximum amount of thirty thousand dollars ($30,000).
          (c) Termination Upon Disability. The Company shall be entitled to terminate the Executive’s employment after having established the Executive’s Disability and given a Notice of Termination which shall indicate the Disability Date. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability, the Company’s sole obligation hereunder shall be to pay or reimburse the Executive (or facilitate a tax qualified rollover of) the following amounts:
               (1) the Executive’s accrued Base Salary and accrued vacation not paid as of the Termination Date;
               (2) the Executive’s Pro-Rated Bonus Amount;
               (3) the Executive’s vested benefits as of the Termination Date pursuant to the Company’s benefit, retirement, incentive and other plans;
               (4) any and all monies advanced to or expenses incurred by the Executive pursuant to Section 8 through the Termination Date;
               (5) one hundred percent (100%) of the Base Salary for the first 12 months following the Termination Date and 80% of the Base Salary for the second 12 months following the Termination Date. Notwithstanding the foregoing, if such amount exceeds two times the annual compensation limitation prescribed by Section 401(a)(17) of the Internal Revenue Code of 1986 (the “Involuntary Termination Limit”), and the payment of such amount would subject the Executive to additional tax and interest payments under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Code Section 409A”), then the Company will pay this obligation in two payment streams. The first payment stream will equal the Involuntary Termination Limit, and the Company will pay this amount over a 6-month period beginning as soon as practicable after the Termination Date. The amount of the second payment stream will equal the amount in excess of the Involuntary Termination Limit. The Company will pay this amount beginning as soon as practicable after the date that is six months after the Termination Date. Additionally, the Company will pay the Executive 60% of the Base Salary for the third 12 months following the Termination Date. Provided, however, that such Base Salary payments shall be reduced by the amount of any benefits the Executive receives by reason of the Executive’s Disability under the Company’s relevant disability plan or plans, if any;
               (6) if the Executive is disabled beyond 36 months from the Disability Date, the Company shall continue to pay the Executive 60% of Base Salary up to a maximum of two hundred fifty thousand dollars ($250,000) per year for the period of the Executive’s Disability, provided, however, that such payments shall be reduced by the amount of any benefits the Executive receives by reason of the Executive’s Disability under the Company’s relevant disability plan or plans;
               (7) the premiums provided for in Section 7(a)(1) hereof through the end of the calendar year in which such Disability terminates; and
               (8) during the period the Executive is receiving salary continuation pursuant to this Section 11(c), the Company shall, at its expense, provide to the Executive and the Executive’s beneficiaries medical and dental benefits substantially similar in the aggregate to those provided to the Executive immediately prior to the Executive’s Disability. Any benefits or payments to be provided under this paragraph after completion of the time period described in Treasury Regulation Section 1.409A-1(b)(9)(v)(B) shall be subject to the following conditions: (i) the benefits or payments provided during any taxable year of the Executive may not affect the benefits or payments to be provided to the Executive in any other taxable year; (ii) reimbursement of any eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to such benefits or payments is not subject to liquidation or exchange for another benefit or payment.
               Notwithstanding the above, the salary continuation payments will cease at the earlier of (a) the Disability ceasing to exist or (b) Retirement.
          (d) Termination Upon Death. If the Executive’s employment is terminated by reason of Executive’s death, the Company’s sole obligation hereunder shall be to pay or reimburse (or facilitate a tax qualified rollover of) to the Executive’s spouse, assignee, estate, or designated beneficiary, as the case may be, the following amounts:
               (1) the Executive’s accrued Base Salary and vacation not paid as of the Termination Date;
               (2) the Executive’s Pro-Rated Bonus Amount;
               (3) the Executive’s vested benefits as of the Termination Date pursuant to the Company’s benefit, retirement, incentive and other plans; and
               (4) any and all monies advanced to or expenses incurred by the Executive pursuant to Section 8 through the Termination Date.
          (e) Retirement. If the Executive’s employment is terminated as a result of Retirement, the Company’s sole obligation hereunder shall be to pay or reimburse the Executive (or facilitate a tax qualified rollover of) the following amounts:
               (1) the Executive’s accrued Base Salary and accrued vacation not paid as of the Termination Date;
               (2) the Executive’s Pro-Rated Bonus Amount;
               (3) the Executive’s vested benefits as of the Termination Date pursuant to the Company’s benefit, retirement, incentive and other plans; and
               (4) any and all monies advanced to or expenses incurred by the Executive pursuant to Section 8 through the Termination Date.
          (f) Termination Upon Change in Control. In the event of a Change in Control and subsequent termination of Executive’s employment without Cause by the Company, or any successor, or with Good Reason by the Executive, the Executive shall be solely entitled to the benefits described in the Executive Agreement and shall not be entitled to any benefits under this Agreement.
          (g) Restricted Stock, Stock Options. Except as provided in Section 11(b)(7), for purposes of this Agreement, restricted stock and stock options shall vest and be exercisable according to the terms of the applicable plan.
          (h) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.
          (i) Payment Date. Except as otherwise provided, all amounts to be paid by the Company under this Section 11 shall be paid by the Company within 30 days of the Termination Date.
          (j) Executive Advances. Upon the termination of the Executive’s employment pursuant to Sections 11(a), (b), (c), (d), or (e) hereunder, the Executive agrees that all monies that are advanced to the Executive prior to such termination shall be repaid to the Company or the Company shall be entitled to offset such amount against any payments to the Executive as provided for in this Agreement.
          (k) Section 409A Compliance. The Executive and the Company desire to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any guidance promulgated thereunder. Therefore, notwithstanding any provision of this agreement to the contrary, if the Company determines that the Executive is a “specified employee” as defined in Section 409A of the Code, the Executive shall not be entitled to any payments under Sections 11(b) or 11(c) of this Agreement after the Termination Date that otherwise would cause the Executive to incur any additional tax or interest under Section 409A of the Code until the earlier of (i) the date that is six months after the Termination Date, or (ii) the date of the Executive’s death. If any provision of this Agreement or award of compensation under this Agreement would cause the Executive to incur such additional tax or interest under Section 409A of the Code, the Company shall, after consulting with the Executive and receiving the Executive’s approval (which shall not be unreasonably withheld), reform such provision in such a manner as shall not cause the Executive to incur any such tax or interest.
     12. EXECUTIVE COVENANTS.
          (a) Unauthorized Disclosure, Nondisparagement. The Executive shall not, during the term of this Agreement and thereafter, make any disparaging comments which may be harmful to the Company’s reputation or any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the Board to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any information relating to the business or prospects of the Company (including, but not limited to, any confidential information with respect to any of the Company’s customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices); provided, however, that such term shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public (other than as a result of disclosure by the Executive in violation of this Section 12(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.
          (b) Non-Competition. During the Non-Competition Period defined below, the Executive shall not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, its products, or any division, subsidiary or affiliate of the Company; provided, however, that the “beneficial ownership” by the Executive after termination of employment with the Company, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation, shall not be a violation of Section 12 of this Agreement.
     The “Non-Competition Period” means the period the Executive is employed by the Company plus two (2) years from the Termination Date if the Executive’s employment is terminated (i) by the Company for any reason, (ii) by the Executive for any reason, or (iii) by reason of either the Company’s or the Executive’s decision not to extend the term of this Agreement as contemplated by Section 1 hereof. Notwithstanding anything in this Agreement or the Executive Agreement to the contrary, the Non-Competition Period shall terminate after a Change in Control, upon a termination without Cause by the Company or by the Executive for Good Reason.
          (c) Non-Solicitation. During the No-Raid Period defined below, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, attempt to recruit or hire, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, customer or supplier of the Company, its subsidiaries and/or affiliates or otherwise had a business relationship with the Company, its subsidiaries and/or affiliates.
     The “No-Raid Period” means the period the Executive is employed by the Company plus two (2) years from the Termination Date if the Executive’s employment is terminated (i) by the Company for any reason, (ii) by the Executive for any reason, or (iii) by reason of either the Company’s or the Executive’s decision not to extend the term of this Agreement as contemplated by Section 1 hereof.
          (d) Delivery of Documents Upon Termination. The Executive shall deliver to the Company or its designee at the termination of the Executive’s employment all correspondence,

memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business of the Company, its subsidiaries and/or affiliates. In this regard, the Executive hereby grants and conveys to the Company all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Executive or under the Executive’s direction or that may come into the Executive’s possession in any way during the term of the Executive’s employment with the Company that relate in any manner to the past, present or anticipated business of the Company, its subsidiaries and/or affiliates.
          (e) Intellectual Property. The Executive shall hold in trust for the benefit of the Company, and shall disclose promptly and fully to the Company in writing, and hereby assigns, and binds the Executive’s heirs, executors, and administrators to assign, to the Company any and all inventions, discoveries, ideas, concepts, improvements, copyrightable works, and other developments (the “Developments”) conceived, made, discovered or developed by the Executive, solely or jointly with others, during the term of the Executive’s employment by the Company, whether during or outside of usual working hours and whether on the Company’s premises or not, that relate in any manner to the past, present or anticipated business of the Company, its subsidiaries and/or affiliates. All works of authorship created by the Executive, solely or jointly with others, shall be considered works made for hire under the Copyright Act of 1976, as amended, and shall be owned entirely by the Company. Any and all such Developments shall be the sole and exclusive property of the Company, whether patentable, copyrightable, or neither, and the Executive shall assist and fully cooperate in every way, at the Company’s expense, in securing, maintaining, and enforcing, for the benefit of the Company or its designee, patents, copyrights or other types of proprietary or intellectual property protection for such Developments in any and all countries. Within one (1) year following the end of the term of this Agreement and without limiting the generality of the foregoing, any Development of the Executive relating to any subject matter on which the Executive worked or was informed during the Executive’s employment by the Company shall be conclusively presumed to have been conceived and made prior to the termination of the Executive’s employment (unless the Executive clearly proves that such Development was conceived and made following the termination of the Executive’s employment), and shall accordingly belong and be assigned to the Company and shall be subject to this Agreement.
          (f) Remedies. The Executive agrees that any breach of the terms of this Section 12 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.
     The provisions of this Section 12 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 12; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending against the enforceability of the covenants and agreements of this Section 12.
     13. ADJUSTMENT TO PAYMENTS.
          (a) Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive, by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets within the meaning of Section 280G of the Code, and the regulations thereunder or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including any Gross-Up Payment). The Company will pay the Gross-Up Payment to the Executive after it determines that the severance payment is subject to the excise tax under Section 4999 of the Code, but in no event later than December 31 of the year after the year in which the Executive remits such excise tax.
          (b) All determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and any amounts relevant to the last sentence of Subsection 13(a), shall be made by an independent accounting firm selected by the Company from among the largest five accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive within 30 days of the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company should have made Gross-Up Payments (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment.
     14. EXECUTIVE REPRESENTATION. The Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive’s ability to fully perform the Executive’s duties and responsibilities under this Agreement.
     15. SUCCESSORS AND ASSIGNS.
          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
          (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.
     16. ARBITRATION. Except with respect to the remedies set forth in Section 12(f), as a method for resolving any dispute arising out of this Agreement, the Executive, in the Executive’s sole discretion, may select binding arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. If the Executive wishes to arbitrate an issue under this Section 16, the Executive shall deliver written notice to the Company, including a description of the issue to be arbitrated. Within fifteen (15) days after the

Executive demands arbitration, the Company and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within 90 days after the appointment of the third arbitrator. The fees and expenses of the arbitrators, and any American Arbitration Association fees, shall be paid by the Company. Both the Company and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within 90 days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be binding on the parties, and the parties may not pursue other available legal remedies if the parties are not satisfied with the majority decision of the arbitrator. The Executive shall be entitled to seek specific performance of the Executive’s rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.
     17. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duty given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:
     TO THE EXECUTIVE:
Michael W. Rayden
5014 Kitzmiller Road
New Albany, Ohio 43054
     TO THE COMPANY
Tween Brands, Inc.
8323 Walton Parkway
New Albany, Ohio 43054
Attn: Michael C. Keane, Senior Vice President — Human Resources
     18. SETTLEMENT OF CLAIMS. Except as otherwise provided, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
     19. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     20. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to conflict of law principles thereof. The parties hereby consent to the exclusive jurisdiction of the state courts of the State of Ohio and venue in Franklin County, Ohio.
     21. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duty authorized officer and the Executive has executed this Agreement as of the day and year first above written.

TWEEN BRANDS, INC.

By: Name:	/s/ Michael C. Keane Michael C. Keane
Title:	Senior Vice President — Human Resources

EXECUTIVE

/s/ Michael W. Rayden

Michael W. Rayden